MOORE & ASSOCIATES, CHARTERED

           ACCOUNTANTS AND ADVISORS

                   PCAOB REGISTERED

Securities and Exchange Commission

Washington, DC 20549

Ladies and Gentlemen:

We hereby consent to the use of our report dated November 15, 2007 relating to the financial statements of DBL Senior Care, Inc. for the period ended September 30, 2007 and from January 17, 2007 (Date of Inception) through September 30, 2007 in the Registration Statement on Form SB-2 of DBL Senior Care, Inc.

We also consent to the reference to Moore & Associates, Chartered under the caption "Experts" in said registration statement.

Signed,

/s/ Moore & Associates, Chartered

Moore & Associates Chartered

Las Vegas, Nevada

January 8, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702) 253-7511 Fax (702) 253-7501